Atrion Reports First Quarter Results

ALLEN, TX -- (Marketwired - May 05, 2014) - Atrion Corporation (NASDAQ: ATRI) today announced diluted earnings per share for the first quarter of 2014 were up 10% to $3.61 as compared to $3.28 in the first quarter of 2013.

Atrion's revenues for the quarter ended March 31, 2014 were $36,419,000 compared with $33,493,000 in the same period in 2013. Net income in the current-year quarter totaled $7,201,000 compared to $6,635,000 in last year's first quarter.

Commenting on the Company's results for the first quarter of 2014 compared to the same period last year, David A. Battat, President & CEO, said, "We are pleased with the significant increase in revenues, with solid growth in our cardiovascular and fluid delivery product lines. Overall, compared to the same quarter last year, revenues were up 9%, operating income was up 14%, and diluted EPS increased 10%. The EPS comparisons are skewed due to Congress's persistently inconsistent timing in extending R&D tax credits. Five quarters worth of R&D tax credits had to be recorded in the first quarter of 2013, while no credits could be booked in the just finished quarter." Mr. Battat added, "During the quarter we invested $4.7 million to purchase 15,142 shares of our common stock, while continuing to be debt free as well as having $55.0 million in cash and short and long term investments at the end of the quarter."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

                             ATRION CORPORATION
                     CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                       2014         2013
                                                   -----------  -----------
Revenues                                           $    36,419  $    33,493
Cost of goods sold                                      19,031       17,784
                                                   -----------  -----------
  Gross profit                                          17,388       15,709
Operating expenses                                       6,688        6,309
                                                   -----------  -----------
  Operating income                                      10,700        9,400

Interest income                                            300          350
Other income (expense), net                                  1           --
                                                   -----------  -----------
  Income before income taxes                            11,001        9,750
Income tax provision                                    (3,800)      (3,115)
                                                   -----------  -----------
  Net income                                             7,201        6,635
                                                   ===========  ===========

Income per basic share                             $      3.63  $      3.28
                                                   ===========  ===========

Weighted average basic shares outstanding                1,982        2,020
                                                   ===========  ===========

Income per diluted share                           $      3.61  $      3.28
                                                   ===========  ===========

Weighted average diluted shares outstanding              1,997        2,024
                                                   ===========  ===========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                       Mar. 31,    Dec. 31,
ASSETS                                                   2014        2013
                                                     ----------- -----------
                                                     (Unaudited)
Current assets:
  Cash and cash equivalents                          $    17,196 $    28,559
  Short-term investments                                  25,417      18,351
                                                     ----------- -----------
    Total cash and short-term investments                 42,613      46,910
  Accounts receivable                                     18,642      14,164
  Inventories                                             26,326      26,266
  Prepaid expenses and other                               1,008       1,603
  Deferred income taxes                                    1,376       1,376
                                                     ----------- -----------
      Total current assets                                89,965      90,319

Long-term investments                                     12,375      10,069

Property, plant and equipment, net                        59,580      58,328
Other assets                                              13,280      13,350
                                                     ----------- -----------

                                                     $   175,200 $   172,066
                                                     =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     11,636       9,364
  Line of credit                                              --          --
  Other non-current liabilities                           12,934      13,708
  Stockholders' equity                                   150,630     148,994
                                                     ----------- -----------

                                                     $   175,200 $   172,066
                                                     =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800